Exhibit 99

Contact:

Martin O’Grady	Pippa Isbell
Vice President, Chief Financial Officer	Vice President, Corporate Communications
Tel: +44 20 7921 4038	Tel: +44 20 7921 4065
E: martin.ogrady@orient-express.com	E: pippa.isbell@orient-express.com

FOR IMMEDIATE RELEASE, August 5, 2009

ORIENT-EXPRESS HOTELS REPORTS SECOND QUARTER 2009 RESULTS

Second Quarter 2009 Earnings Summary

•                  Second quarter total revenues, excluding Real Estate, of $132.0 million

•                  Same store RevPAR down 24% in local currency, 33% in US dollars

•                  Adjusted EBITDA before Real Estate of $26.7 million

Key Events

•                  Raised $141.3 million of cash in common share offering in May 2009 primarily for debt reduction

•                  Completed sale of Lapa Palace for $42.0 million (€29.4 million), or 22x 2008 EBITDA

•                  Entered into sale agreement for Windsor Court Hotel

•                  Entered into agreement with the New York Public Library to spread future payments over 24 months

•                  Same store revenue drop offset by 54% through fixed and variable overhead savings

•                  Completed $16 million re-financing of Australian properties

•                  Implemented launch of corporate brand strategy, including new website

•                  Obtained tangible net worth covenant waivers on two facilities referenced in 2008 Form 10-K

Hamilton, Bermuda, August 5 2009.  Orient-Express Hotels Ltd. (NYSE: OEH, http://www.orient-express.com), owners or part-owners and managers of 50 luxury hotels, restaurants, tourist trains and river cruise properties operating in 25 countries, today announced its results for the second quarter ended June 30, 2009.

The net loss for the period was $24.3 million (loss of $0.36 per common share) on revenue of $132.0 million, compared with net earnings of $19.5 million ($0.46 per common share) on revenue of $177.5 million in the second quarter of 2008.  The net loss from continuing operations for the period was $2.6 million (loss of $0.04 per common share) compared with net earnings from continuing operations of $21.3 million ($0.50 per common share) in the second quarter of 2008.  The adjusted net loss from continuing operations for the period was $2.6 million (loss of $0.04 per common share) compared with adjusted net earnings from continuing operations of $19.7 million ($0.46 per common share) in the second quarter of 2008.

“During the second quarter, we saw demand begin to stabilize.  The decline in booking trends and in revenue and profitability forecasts levelled off,” commented Paul White, President and Chief Executive Officer. “Same store RevPAR declined by 24% in local currency and revenue before Real Estate, excluding Charleston Place (consolidated from January 1, 2009), was down by 30% in US dollars or by $49.8 million.  We are continuing to control costs and consequently this drop in revenue was offset by 54% through fixed and variable cost savings of $26.9 million.

“Cost reductions are key to managing through recession and are particularly challenging in the luxury sector where guest service must not be compromised.  Creative initiatives, such as the introduction of flexible opening dates for hotels and restaurants and a reduction in the number of train trips to maximize occupancy, have ensured these cuts are not visible to our clients.

“The sale of the Lapa Palace, the successful extension of the New York Public Library agreement, the renegotiation of the Company’s two outstanding covenant issues, along with a well supported equity raise, have improved the balance sheet and significantly enhanced our liquidity position.  The Company plans to make further disposals of non-core assets in the coming quarters as we continue to deleverage the Company in line with our target to reach a four to five times ratio of debt to average EBITDA by the end of 2011.

“The key to Orient-Express’ success lies in its ability to increase RevPAR premiums and grow market share in its core markets, in particular during the high seasons.  We believe our collection of iconic properties, now underpinned by the relaunch of the Orient-Express brand, positions the Company well for the future.”

Business Highlights

Revenue, excluding Real Estate revenue, was $132.0 million in the second quarter of 2009, down $41.0 million from the second quarter of 2008.  This reflected Owned Hotels same store RevPAR decline of 24% in local currency (33% in US dollars).  Adjusted EBITDA before Real Estate was $26.7 million, down $23.6 million on the prior year quarter.

Revenue from Owned Hotels for the second quarter was $105.3 million, including $13.4 million from Charleston Place. This excludes revenue from Lapa Palace and Windsor Court Hotel, which are now accounted for as discontinued operations. On a same store basis, revenue from Owned Hotels declined by 29% year over year.

Trains and Cruises revenue fell by 29% or $9.0 million. As these operations have a high variable cost component, EBITDA fell by only $3.0 million.

Adjusted EBITDA before Real Estate was $26.7 million compared to $50.3 million in the prior year. The principal variances from the second quarter of 2008 included the results from Hotel Cipriani, Venice (down $2.8 million), Reid’s Palace, Madeira (down $1.3 million), Grand Hotel Europe, St Petersburg (down $7.2 million), Maroma Resort and Spa, Riviera Maya, Mexico (down $1.2 million) and the Venice Simplon-Orient-Express (down $2.9 million).  Adjusted EBITDA excludes the $1.5 million contributed by Lapa Palace and Windsor Court Hotel, which is included in discontinued operations.

The Grand Hotel Europe in St. Petersburg re-opened ten 19th century historic suites in May 2009 after a meticulous restoration.  Located on the Historic Floor of the hotel, the name of each suite reflects the rich history of both the hotel and St. Petersburg itself, with themes including Stravinsky, Fabergé and Romanov.

During the second phase of its refurbishment program, completed in April 2009, Hotel Cipriani completed a further 14 rooms in the San Marco wing, overlooking the Antique Gardens.  The Casanova Wellness Centre was also enlarged, with a new Hammam and a couples massage room. Bar Gabbiano was refurbished and expanded, as was Porticciolo, the lagoon-front casual dining restaurant.

Following damage due to Cyclone Nargis in Burma in May 2008, the Road To Mandalay cruise ship has been completely refurbished and is scheduled to return to service in August 2009.  The space and style of all cabins have been improved and capacity reduced from 108 beds to 82, improving the onboard experience.  A new Governor’s Suite and an additional five State Suites have been created, bringing the total number of State Suites to 18.

Construction is close to completion on a new spa and suites at La Résidence d’Angkor, scheduled to open in September 2009.  Located in a brand new wing of the boutique city resort, the spa will encompass six treatment rooms with eight 70m² guest suites on the floor above.  Once complete, the eight new suites will bring the total number of rooms at the hotel to 62.

Regional Performance

Europe: In the second quarter, revenues from Owned Hotels were $52.2 million, down 36% from $81.2 million in the second quarter of 2008. EBITDA was $17.2 million in 2009 versus $32.8 million in the prior year. Same store RevPAR decreased by 26% in local currency (39% in US dollars). In Europe, the hotel most impacted by the economic downturn was Grand Hotel Europe, St Petersburg, which experienced a $7.2 million fall in EBITDA, driven by a 42% fall in local currency RevPAR (57% in US dollars).

North America: Revenue was $26.8 million, including $13.4 million with respect to Charleston Place Hotel, South Carolina which was consolidated from January 1, 2009.  Excluding this hotel, revenue was 21% lower than the second quarter of 2008.  Including EBITDA of $4.1 million from Charleston Place Hotel, there was an EBITDA increase of $1.8 million.  Same store RevPAR for the region fell by 30%. The region includes Maroma Resort and Spa, Riviera Maya, Mexico, which was impacted by the H1N1 (swine flu) crisis. The hotel suffered a 56% fall in RevPAR and EBITDA fell by $1.2 million.

Southern Africa: Revenue of $6.6 million was 20% lower year over year, and EBITDA of $1.1 million was 16% lower than in the second quarter of 2008.  Local currency same store RevPAR was down by 15% year over year (down by 19% in US dollars).

South America: Revenue decreased by 12% to $11.1 million in the second quarter of 2009, from $12.6 million in the second quarter of 2008.  Local currency same store RevPAR was up by 3%. EBITDA was $1.2 million, which was 14% greater than last year.  Copacabana Palace revenues were down by $0.5 million year over year, and EBITDA was up by $0.3 million.  The region’s EBITDA results were impacted by a $1.5 million EBITDA loss at Hotel das Cataratas which is scheduled to re-launch under the Orient-Express brand in October 2009, following the extensive upgrading of the property.  The hotel’s 195 rooms (down from 203) include nine suites, and it has a new spa as well as remodelled restaurants and swimming pool.

Asia Pacific: Revenue for the second quarter of 2009 was $8.6 million, a decrease of 15% year over year. EBITDA was $1.4 million compared to $1.3 million in the second quarter of 2008.  Same store RevPAR in local currency for the region fell by 15% from $153 to $129.

Hotel management and part-ownership interests: EBITDA for the second quarter of 2009 was $1.2 million compared to $7.7 million in the second quarter of 2008, which included $4.6 million of EBITDA earnings from Charleston Place Hotel.

Restaurants: Revenue from restaurants in the second quarter of 2009 was $3.6 million compared to $5.3 million in the same quarter of 2008, and EBITDA was $0.2 million compared with $0.9 million in 2008.

Trains and Cruises: Revenue was down $9.0 million in the second quarter of 2009, a decrease of 29% year over year, and EBITDA was down by $3.0 million, reflecting the high level of variable costs in the trains business.

Central costs: In the second quarter of 2009, central costs were $6.8 million compared with $7.2 million in the prior year period.  In the quarter, a $0.6 million increase in the cost of non-cash equity–compensation awards was offset by a $1.0 million saving in staff costs.

Interest: The interest charge for the second quarter of 2009 was $7.6 million compared with $10.6 million in the second quarter of 2008.

Tax: The tax charge for the quarter was $11.0 million compared to a charge of $11.2 million in the same quarter in the prior year.  The second quarter 2009 tax charge includes a net tax charge of $0.5 million following the resolution of a tax audit in Italy.  In addition, the second quarter 2009 tax charge includes a deferred tax charge of $2.7 million arising in respect of fixed asset timing differences following appreciation of local currencies against the US dollar exchange rates in the quarter.

Discontinued Operations: The charge in the second quarter of 2009 was $21.7 million.  Discontinued operations in the second quarter include the results of Lapa Palace, Lisbon, Windsor Court Hotel, New Orleans and Bora Bora Lagoon Resort.  The charge included an operating loss in the quarter of $0.3 million, impairment charges, net of tax, of $14.4 million relating to Windsor Court and $12.0 million to Bora Bora Lagoon Resort, plus a gain on the sale of Lapa Palace of $5.0 million.

Investment:  Capital expenditure in the second quarter was $14.7 million which was necessary to complete projects at, in particular, Grand Hotel Europe, Hotel Cipriani and Copacabana Palace.  In addition, the Company invested $11.5 million during the quarter in the Company’s development at Porto Cupecoy and $2.8 million was invested in Hotel das Cataratas.

Liquidity and Capital Reserves

At June 30, 2009, the Company had total debt of $808.7 million, working capital loans of $31.9 million and cash balances of $156.7 million (including $13.1 million of restricted cash), giving a total net debt of $683.9 million compared with total net debt of $848.5 million at the end of the first quarter of 2009.

At June 30, 2009, undrawn amounts available to the Company under committed short-term lines of credit were $25.3 million and undrawn amounts available to the Company under secured revolving credit facilities were $32.0 million, bringing total cash availability at June 30, 2009, to $214.0 million, including restricted cash of $13.1 million.  The Company’s liquidity and net debt position were improved by its equity offering, raising $141.3 million in May 2009, and by the sale of the Lapa Palace.

At June 30, 2009, approximately 54% of the Company’s debt was at fixed interest rates and 46% was at floating interest rates. The weighted average maturity of the debt was approximately 2.8 years and the weighted average interest rate (including margin) was approximately 3.8%.

In July 2009, the Company successfully completed an A$20 million ($16 million) refinancing of its two Australian properties.  The existing loan was scheduled to mature in April 2010 and the Company has secured a three-year loan from a new lender at a rate of 2.5% over the Australian dollar lending rate.

Disposal of Non-Core Assets

In June 2009, the Company announced that it had sold its Lisbon hotel, Lapa Palace, to a private Portuguese investor for €29.4 million ($42.0 million).

In July 2009, the Company entered into a sale agreement for Windsor Court Hotel, New Orleans.  Orient-Express will continue to operate the hotel until the sale is completed, which is expected to be in September 2009.

New York Public Library

Also in July, the Company reached agreement with the New York Public Library to secure and spread future payments over the next 24 months in connection with its acquisition of the land and building of the Donnell branch of the Library, adjoining the Company’s ‘21’ Club.

Outlook

“While the ongoing decline in demand that has characterized the last two quarters has slowed, I believe it is still too early to predict and return to growth,” said Paul White.  “We will therefore continue with our prudent approach to cash management, including the tight control of costs and capital expenditure, and continue to expedite the sale of non-core assets and developed real estate.  Our aim is to significantly deleverage the Company by the end of 2011, with a targeted ratio of debt to EBITDA on a stabilized basis, in the four to five times range.”

********

Reconciliation to reported earnings

	Three months ended June 30		Six months ended June 30
$’000 – except per share amounts	2009	2008	2009	2008
EBITDA	26,091	49,852	26,985	65,362
Adjusted items:
Legal costs (1)	114	—	629	—
Management restructuring (2)	—	—	717	—
Impairment (3)	—	—	7,048	—
Adjusted EBITDA	26,205	49,852	35,379	65,362

US GAAP reported net (losses)/earnings	(24,313)	19,464	(38,952)	15,126
Discontinued operations net of tax	21,667	1,848	23,796	4,688
Net (loss)/earnings from continuing operations	(2,646)	21,312	(15,156)	19,814
Adjusted items net of tax:
Legal costs (1)	114	—	629	—
Management restructuring (2)	—	—	625	—
Impairment (3)	—	—	7,048	—
Interest rate swaps (4)	(229)	295	852	(446)
Foreign exchange (5)	141	(1,894)	2,998	(3,541)
Adjusted net (loss)/earnings from continuing operations	(2,620)	19,713	(3,004)	15,827
Reported EPS	(0.36)	0.46	(0.66)	0.36
Reported EPS from continuing operations	(0.04)	0.50	(0.25)	0.47
Adjusted EPS from continuing operations	(0.04)	0.46	(0.05)	0.37
Number of shares (millions)	67.17	42.47	59.02	42.47

(1)	Costs associated with litigation challenging the Company’s class B common share structure, as reported in the 2008 Form 10-K.
(2)	Restructuring and redundancy costs incurred in 2009 as the final part of the Company’s cost reduction program.
(3)	Goodwill impairment charges recorded on four owned properties.
(4)	Swaps that did not qualify for hedge accounting.
(5)	Foreign exchange, net of tax, is a non-cash item arising on the translation of certain assets and liabilities denominated in currencies other than the reporting currency of the entity concerned.

*****************

Management evaluates the operating performance of the Company’s segments on the basis of segment net earnings before interest, foreign currency, tax (including tax on unconsolidated companies), depreciation and amortization (segment EBITDA), and believes that segment EBITDA is a useful measure of operating performance, for example to help determine the ability to incur capital expenditure or service indebtedness, because it is not affected by non-operating factors such as leverage and the historic cost of assets. EBITDA is also a financial performance measure commonly used in the hotel and leisure industry, although the Company’s segment EBITDA may not be comparable in all instances to that disclosed by other companies. Segment EBITDA does not represent net cash provided by operating, investing and financing activities under U.S. generally accepted accounting principles (U.S. GAAP), is not necessarily indicative of cash available to fund all cash flow needs, and should not be considered as an alternative to earnings from operations or net earnings under U.S. GAAP for purposes of evaluating operating performance.

Adjusted net earnings, adjusted net earnings from continuing operations, and adjusted E.P.S. are non-GAAP financial measures and do not have any standardized meanings prescribed by U.S. GAAP. They are, therefore, unlikely to be comparable to similar measures presented by other companies, which may be calculated differently, and should not be considered as an alternative to net earnings, cash flow from operating activities or any other measure of performance prescribed by U.S. GAAP. Management considers adjusted net earnings, adjusted net earnings from continuing operations, and adjusted E.P.S. to be meaningful indicators of operations and uses them as measures to assess operating performance because, when comparing current period performance with prior periods and with budgets, management does so after having adjusted for non-recurring items, foreign exchange (a non-cash item) and significant disposals of assets or investments, which could otherwise have a material effect on the comparability of the Company’s core operations. Adjusted net earnings, adjusted net earnings from continuing operations, and adjusted E.P.S. are also used by investors, analysts and lenders as measures of financial performance because, as adjusted in the foregoing manner, the measures provide a consistent basis on which the performance of the Company can be assessed.

This news release and related oral presentations by management contain, in addition to historical information, forward-looking statements that involve risks and uncertainties. These include statements regarding earnings outlook, investment plans, debt reduction, asset sales and similar matters that are not historical facts. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Factors that may cause a difference include, but are not limited to, those mentioned in the news release, unknown effects on the travel and leisure markets of terrorist activity and any police or military response, varying customer demand and competitive considerations, failure to realize hotel bookings and reservations and planned property development sales as actual revenue, inability to sustain price increases or to reduce costs, rising fuel costs adversely impacting customer travel and the Company’s operating costs, fluctuations in interest rates and currency values, uncertainty of completing proposed asset sales, adequate sources of capital and acceptability of finance terms made more difficult by the current crisis in financial markets and by weakening national economies, possible loss or amendment of planning permits and delays in construction schedules for expansion or development projects, delays in reopening properties closed for repair or refurbishment and possible cost overruns, shifting patterns of tourism and business travel and seasonality of demand, inability to reduce funded debt as planned or to agree loan agreement waivers or amendments, adverse local weather conditions, changing global and regional economic conditions in many parts of the world and weakness in financial markets, legislative, regulatory and political developments, and possible continuing challenges to the Company’s corporate governance structure.  Further information regarding these and other factors is included in the filings by the company with the U.S. Securities and Exchange Commission.

***********

Orient-Express Hotels will conduct a conference call on Thursday, August 6, 2009 at 10.00 am ET (15.00 BST) which is accessible at +1 866 966 5335 (US toll free) or +44 (0)20 3037 9120 (Standard International access).  The conference ID is ‘Orient-Express’.  A replay of the conference call will be available until 5.00pm (ET) Thursday, August 13, 2009 and can be accessed by calling +1 866 583 1035 (US toll free) or +44 (0)20 8196 1998 (Standard International) and entering replay access passcode: 3917290#.  A replay will also be available on the company’s website: www.orient-expressinvestorinfo.com.

ORIENT-EXPRESS HOTELS LTD

Three Months ended June 30, 2009

SUMMARY OF OPERATING RESULTS

(Unaudited)

	Three months ended June 30
$’000 – except per share amount	2009	2008

Revenue and earnings from unconsolidated companies
Owned hotels
- Europe	52,226	81,239
- North America	26,825	16,989
- Rest of World	26,276	30,840
Hotel management & part ownership interests	1,223	7,736
Restaurants	3,561	5,288
Trains & Cruises	21,906	30,932
Revenue and earnings from unconsolidated companies before Real Estate	132,017	173,024
Real Estate	—	4,443
Total (1)	132,017	177,467

Analysis of earnings
Owned hotels
- Europe	17,177	32,846
- North America	4,299	2,513
- Rest of World	3,692	3,633
Hotel management & part ownership interests	1,223	7,736
Restaurants	153	920
Trains & Cruises	6,854	9,826
Central overheads	(6,833)	(7,159)
EBITDA before Real Estate and Impairment	26,565	50,315
Real Estate	(474)	(463)
EBITDA	26,091	49,852
Depreciation & amortization	(9,717)	(9,351)
Interest	(7,574)	(10,645)
Foreign exchange	(400)	2,617
Earnings before tax	8,400	32,473
Tax	(11,046)	(11,161)
Net (losses)/earnings from continuing operations	(2,646)	21,312
Discontinued operations	(21,667)	(1,848)
Net (losses)/earnings on common shares	(24,313)	19,464

(Losses)/earnings per common share	(0.36)	0.46
Number of shares — millions	67.17	42.47

(1)                                Comprises earnings from unconsolidated companies of $2,799,000 (2008 - $7,277,000) and revenue of $129,218,000 (2008 - $170,190,000).

ORIENT-EXPRESS HOTELS LTD

Three Months Ended June 30, 2009

SUMMARY OF OPERATING INFORMATION FOR OWNED HOTELS

	Three months ended June 30
	2009	2008
Average Daily Rate (in U.S. dollars)
Europe	753	978
North America	331	374
Rest of World	266	264
Worldwide	429	520

Rooms Available (000’s)
Europe	79	81
North America	69	68
Rest of World	119	110
Worldwide	267	259

Rooms Sold (000’s)
Europe	39	50
North America	40	49
Rest of World	53	61
Worldwide	132	160

RevPAR (in U.S. dollars)
Europe	368	600
North America	190	267
Rest of World	119	148
Worldwide	211	321

			Change %
			Dollar	Local currency
Same Store RevPAR (in U.S. dollars)
Europe	368	600	-39%	-26%
North America	241	345	-30%	-29%
Rest of World	134	158	-15%	-11%
Worldwide	239	359	-33%	-24%

ORIENT-EXPRESS HOTELS LTD

Six Months ended June 30, 2009

SUMMARY OF OPERATING RESULTS

(Unaudited)

	Six months ended June 30
$’000 – except per share amount	2009	2008

Revenue and earnings from unconsolidated companies
Owned hotels
- Europe	65,677	105,983
- North America	55,980	36,588
- Rest of World	56,165	71,607
Hotel management & part ownership interests	1,915	12,954
Restaurants	7,233	10,154
Trains & Cruises	28,261	42,117
Revenue and earnings from unconsolidated companies before Real Estate	215,231	279,403
Real Estate	—	8,526
Total (1)	215,231	287,929

Analysis of earnings
Owned hotels
- Europe	11,762	29,372
- North America	12,025	8,636
- Rest of World	12,549	16,380
Hotel management & part ownership interests	1,915	12,954
Restaurants	216	1,569
Trains & Cruises	8,297	11,369
Central overheads	(11,938)	(13,958)
EBITDA before Real Estate and Impairment	34,826	66,322
Real Estate	(793)	(960)
EBITDA before Impairment	34,033	65,362
Impairment	(7,048)	—
EBITDA	26,985	65,362
Depreciation & amortization	(18,995)	(18,735)
Interest	(16,807)	(22,690)
Foreign exchange	(4,238)	4,662
(Losses)/earnings before tax	(13,055)	28,599
Tax	(2,101)	(8,785)
Net (losses)/earnings from continuing operations	(15,156)	19,814
Discontinued operations	(23,796)	(4,688)
Net (losses)/earnings on common shares	(38,952)	15,126

(Losses)/earnings per common share	(0.66)	0.36
Number of shares — millions	59.02	42.47

(1)                                Comprises earnings from unconsolidated companies of $4,350,000 (2008 - $12,525,000) and revenue of $210,881,000 (2008 - $275,404,000).

ORIENT-EXPRESS HOTELS LTD

Six Months Ended June 30, 2009

SUMMARY OF OPERATING INFORMATION FOR OWNED HOTELS

	Six months ended June 30
	2009	2008
Average Daily Rate (in U.S. dollars)
Europe	645	818
North America	423	467
Rest of World	274	283
Worldwide	398	465

Rooms Available (000’s)
Europe	131	135
North America	97	96
Rest of World	234	233
Worldwide	462	464

Rooms Sold (000’s)
Europe	54	74
North America	56	67
Rest of World	119	144
Worldwide	229	285

RevPAR (in U.S. dollars)
Europe	266	446
North America	245	326
Rest of World	139	174
Worldwide	197	284

			Change %
			Dollar	Local currency
Same Store RevPAR (in U.S. dollars)
Europe	266	447	-41%	-28%
North America	309	407	-24%	-23%
Rest of World	150	186	-20%	-12%
Worldwide	212	307	-31%	-22%

ORIENT-EXPRESS HOTELS LTD

CONSOLIDATED AND CONDENSED BALANCE SHEETS

(Unaudited)

$’000	June 30 2009	December 31 2008

Assets

Cash	156,650	77,992
Accounts receivable	64,522	45,582
Due from related parties	13,060	9,985
Prepaid expenses	23,176	19,404
Inventories	44,328	43,512
Other assets held for sale	76,882	152,241
Real estate assets	102,094	83,983
Total current assets	480,712	432,699

Property, plant & equipment, net book value	1,400,977	1,356,089
Investments	68,787	67,464
Goodwill	146,923	154,054
Other intangible assets	20,504	20,255
Other assets	40,066	38,572
	2,157,969	2,069,133

Liabilities and Equity

Working capital facilities	31,851	54,179
Accounts payable	28,846	23,547
Accrued liabilities	86,755	72,404
Deferred revenue	66,269	55,988
Other liabilities held for sale	42,767	78,406
Current portion of long-term debt and capital leases	172,822	138,813
Total current liabilities	429,310	423,337

Long-term debt and obligations under capital leases	635,921	657,952
Deferred income taxes	161,454	162,199
Other liabilities	34,710	41,476
Total liabilities	1,261,395	1,284,964

Shareholders’ equity	894,947	782,598
Non-controlling interests	1,627	1,571
Total equity	896,574	784,169
	2,157,969	2,069,133